Exhibit 99.1

Funds Advised by Apax Partners Complete Acquisition of rue21

Warrendale, PA and New York, NY, October 10, 2013 – rue21, inc. (NASDAQ:RUE) (“rue21” or the “Company”), a leading specialty apparel retailer of girls and guys apparel and accessories, and Apax Partners, a global private equity firm, today announced the completion of the acquisition of rue21 by funds advised by Apax Partners for $42.00 per share in cash.

As previously announced, the transaction was approved at a special meeting of stockholders held on September 19, 2013. Pursuant to the terms of the merger agreement dated May 23, 2013, funds advised by Apax Partners have now acquired all of the outstanding shares of rue21. As a result, rue21 stock will cease trading on the NASDAQ Stock Market effective today.

Stockholders will not have to take any action to receive the merger consideration, as the exchange of their shares for the merger consideration will be handled by the bank or broker.

Perella Weinberg Partners acted as financial advisor to the Special Committee of the rue21 Board of Directors. Kirkland & Ellis LLP and Potter Anderson & Corroon LLP acted as legal advisors to the Special Committee. J.P. Morgan Securities LLC (lead advisor), BofA Merrill Lynch and Goldman Sachs provided financial advice to Apax. Committed debt financing for the transaction is being provided by BofA Merrill Lynch, J.P. Morgan and Goldman Sachs. Simpson Thacher & Bartlett LLP and Richards, Layton and Finger, P.A. acted as legal advisors to Apax Partners. Ropes & Gray LLP acted as legal advisor to the SKM funds.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 979 stores in 47 states. Learn more at www.rue21.com.

About Apax Partners

Apax Partners is one of the world’s leading private equity investment groups. It operates globally and has more than 30 years of investing experience. Funds under the advice of Apax Partners total over $40 billion. These Funds provide long-term equity financing to build and strengthen world-class companies.

Over the past 10 years, funds advised by Apax have invested approximately $6.3 billion of equity in retail and consumer businesses. Apax has extensive experience in fashion apparel, footwear and accessories through current and previous investments including Tommy Hilfiger Corporation, an apparel retail company and one of the world’s leading lifestyle brands, which was acquired by PVH Corp. Apax also partnered with PVH in the company’s successful acquisition of Calvin Klein. Other fund investments include Advantage Sales & Marketing, the premier outsourced sales and marketing services provider to consumer packaged goods companies and retailers in North America, and Cole Haan, a leading designer and retailer of premium footwear and related accessories. Internationally, funds advised by the firm are currently invested in New Look, a UK-based value fashion retailer and Takko, a value apparel retailer operating in Germany, Central Europe and Russia. Notable investments in retail and consumer businesses by Apax include Dollar Tree, Children’s Place, Bob’s Discount Furniture, Sunglass Hut, Charlotte Russe, Tommy Bahama, Hibbett Sporting Goods, Teavana, Ollie’s Bargain Outlet, Comark, CBR, Lifetime Fitness, Spyder Active Sports, Miller’s Ale House and Café Rio.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) conditions to the closing of the transaction may not be satisfied; (2) the transaction may involve unexpected costs, liabilities or delays; (3) the business of rue21 may suffer as a result of uncertainty surrounding the transaction; (4) the outcome of any legal proceedings related to the transaction; (5) rue21 may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (7) the ability to recognize benefits of the transaction; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of rue21 are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended February 2, 2013, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, rue21 undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Contacts

For rue21	For Apax Partners

George Sard/Andrew Cole/Brooke Gordon

Sard Verbinnen & Co

Tel: 212-687-8080

Email: bgordon@sardverb.com

Joseph Teklits/Jill Gaul

ICR, Inc

Tel: 203-682-8200

Email: jteklits@icrinc.com

Email: jill.gaul@icrinc.com

Sarah Rajani Apax Partners Tel: +44 (0)20 7872 6573 Email: sarah.rajani@apax.com US inquiries Todd Fogarty Kekst and Company Tel: +1 212 521 4854 Email: todd-fogarty@kekst.com